Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Allarity Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Allarity Therapeutics, Inc.

2. That a Seventh Certificate of Amendment to Certificate of Incorporation of Allarity Therapeutics, Inc. was filed by the Secretary of State of Delaware on September 9, 2024 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is: (must be specific)

In Article 4, the Certificate stated that “Resolutions were duly adopted by the board of directors of the Corporation, in accordance with the provisions of the Certificate of Incorporation set forth below, providing that, effective as of 9:30 a.m., New York time, on September 11, 2024, or as soon as practicable thereafter, every thirty (30) issued and outstanding shares of the Corporation’s Common Stock, par value $0.0001 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $0.0001 per share, as constituted following such date.”

In Article 5, the Certificate stated that “Effective as of 9:30 a.m. on September 11, 2024 (the “Effective Time”), every thirty (30) shares of the Corporation’s common stock, $0.0001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified and combined (without any further act) into a smaller number of shares such that each thirty (30) shares of Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock, $0.0001 par value per share (the “New Common Stock”), of the Corporation (the “Reverse Stock Split”). The board of directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Stockholders who hold uncertificated shares of Old Common Stock electronically in “book-entry” form will have their holdings electronically adjusted by the Transfer Agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split and will automatically be adjusted to reflect the New Common Stock.

Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, be converted to Book Entries representing the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified of a share of New Common Stock, with any resulting fractional shares rounded up to the nearest whole share.”

4. Article 4 of the Certificate is corrected to read as follows:

“Resolutions were duly adopted by the board of directors of the Corporation, in accordance with the provisions of the Certificate of Incorporation set forth below, providing that, effective as of 12:01 a.m., New York time, on September 11, 2024, or as soon as practicable thereafter, every thirty (30) issued and outstanding shares of the Corporation’s Common Stock, par value $0.0001 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $0.0001 per share, as constituted following such date.”

5. Article 5 of the Certificate is corrected to read as follows:

“Effective as of 12:01 a.m. on September 11, 2024 (the “Effective Time”), every thirty (30) shares of the Corporation’s common stock, $0.0001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified and combined (without any further act) into a smaller number of shares such that each thirty (30) shares of Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock, $0.0001 par value per share (the “New Common Stock”), of the Corporation (the “Reverse Stock Split”). The board of directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Stockholders who hold uncertificated shares of Old Common Stock electronically in “book-entry” form will have their holdings electronically adjusted by the Transfer Agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split and will automatically be adjusted to reflect the New Common Stock.

Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, be converted to Book Entries representing the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified of a share of New Common Stock, with any resulting fractional shares rounded up to the nearest whole share.”

[Signature Page Follows]

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 9th day of September, 2024.

By:	/s/ Thomas H. Jensen
Name:	Thomas H. Jensen
Title:	Chief Executive Officer

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